Exhibit 99.1

                     Temecula Valley Bancorp Inc. Announces
                            32% Increase in Earnings

    TEMECULA, Calif.--(BUSINESS WIRE)--Jan. 23, 2006--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) announced that earnings for the quarter ended December 31, 2005 were $3,723,382, a 25% increase from the $2,984,485 earned in the same period last year. Net income for the year ended December 31, 2005 was $13,953,265, compared to $10,577,623 for the same period last year, a $3,375,642 or 32% increase. Return on average assets was 1.79% for the fourth quarter and 1.91% for the year ended December 31, 2005. The return on average equity was 26.44% for the fourth quarter and 27.71% for the year ended December 31, 2005. The net interest margin for all of 2004 was 5.96% and has improved to 6.78% for the year ended December 31, 2005 as the Federal Reserve Bank has continued to increase fed funds rates.
    "We are very pleased with the results," stated Stephen H. Wacknitz, President/CEO/Chairman, "considering that for 2005 Temecula Valley Bank (the Bank) has increased infrastructure costs to accommodate its strong organic grow. A new Chief Risk Officer, Appraisal Department Manager, Human Resources Director, Information Technology Director and their related support staff have been added to strengthen the Bank's infrastructure and risk management functions. Additionally, the Bank has continued to expand its SBA sales force and the corresponding support functions by hiring National, Western Regional and Eastern Regional Sales Managers and an Operations Manager. During 2005, the Bank also incurred additional costs related to opening two new branches. We look forward to the future benefits of our expansion efforts undertaken in 2005 and feel that our infrastructure is poised for continued strong, measured and prudent organic growth."
    Total assets increased 43%, from $606,827,529 at December 31, 2004 to $868,988,046 at December 31, 2005. Loans increased 42%, with construction loans increasing 89%, real estate secured loans increasing 27%, commercial loans increasing 56% and SBA loans, which include both real estate secured as well as commercial loans, decreasing 17%. The large increase in construction loans was due to increased tract housing construction, the addition of the loan production office in San Rafael and the general overall robust real estate market in Southern California.
    Federal funds sold increased from $16,800,000 to $33,200,000. The allowance for loan loss increased from $6,362,534 at December 31, 2004 to $9,039,155 at December 31, 2005, a 42% increase which set the allowance for loan loss as a percent of loans at 1.20% a year earlier and 1.20% at December 31, 2005.
    Net loan charge-offs were $220,379 for the year ended December 31, 2005, compared to $1,066,600 for the same period in 2004. Non-accrual loans (net of SBA guarantees) were $1,436,079 at December 31, 2005, compared to $3,659,079 at December 31, 2004. There was $75,675 of other real estate owned (net of SBA guarantees) as of December 31, 2004, compared to $1,507,246 at December 31, 2005.
    For the twelve-month period ended December 31, 2005, fixed assets increased from $4,379,809 to $4,885,015 due to the addition of the full service offices and the addition of loan production offices. The SBA servicing assets decreased $2,028,059 due to the average servicing rate slightly decreasing, partially offset by a higher servicing portfolio.
    Deposits increased 39%, from $534,766,705 at December 31, 2004 to $742,431,939 at December 31, 2005. The continued expansion of existing branches, as well as various CD promotions, has fueled the deposit growth. Deposit growth is expected to be sufficient in the future to fund loan growth.
    Junior subordinated debt securities increased $8,248,000 due to the net addition in September 2005 of $8,000,000 of trust preferred borrowing, of which $7,000,000 was transferred to the Bank as tier one capital, and is considered tier one and tier two capital on a consolidated basis.
    Shareholder equity increased from $42,902,538 at December 31, 2004 to $58,180,310 at December 31, 2005 mainly due to net income and the exercise of stock options. The capital ratios remain strong, with the tier one leverage ratio of 9.28%, the tier one risk based ratio of 8.93% and the total risk based capital ratio of 11.02%, all easily above the minimum to qualify as "well capitalized."
    During the year ended December 31, 2005, the Temecula Valley Bancorp Inc. announced that its stock would be traded on the Nasdaq National Market. During the year ended December 31, 2005, the Bank received the SBA's approval for SBA Preferred Lenders Program Lending Status in all districts nationwide.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon and Carlsbad. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated Bank also has SBA loan production offices in various locations throughout the United States. Temecula Valley Bancorp's common stock is listed on the national NASDAQ market and trades under the symbol TMCV. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            December 2005
                             (UNAUDITED)
(all amounts in whole dollars except share and per share information)

                                                 Increase    Increase
                  Dec 31, 2005   Dec 31, 2004   (Decrease)  (Decrease)
                  -------------  ------------  ------------ ----------
ASSETS

 Cash and due from
  banks           $ 18,311,714  $  6,317,261  $ 11,994,453        190%
 Federal funds
  sold              33,200,000    16,800,000    16,400,000         98%

 Loans             753,246,789   530,196,252   223,050,537         42%
 Less allowance
  for loan losses   (9,039,155)   (6,362,534)    2,676,621         42%
                  -------------  ------------  ------------
 Loans, net        744,207,634   523,833,718   220,373,916         42%

 Federal Reserve &
  Home Loan Bank
  stock, at cost     3,098,600     2,377,800       720,800         30%
 Other real estate
  owned, net         2,111,250       302,698     1,808,552        597%
 Bank premises and
  equipment, net     4,885,015     4,379,809       505,206         12%
 SBA-loan
  servicing I/O
  strip
  receivable        22,067,900    24,679,520    (2,611,620)      (11%)
 SBA-loan
  servicing asset    8,169,273     7,585,712       583,561          8%
 Cash surrender
  value life
  insurance         17,590,733     9,593,824     7,996,909         83%
 Other Assets       15,345,927    10,957,187     4,388,740         40%
                  -------------  ------------  ------------
                   868,988,046   606,827,529   262,160,517         43%
                  =============  ============  ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY

 Demand deposits   155,992,027   138,041,385    17,950,642         13%
 Interest bearing
  deposits         586,439,912   396,725,320   189,714,592         48%
                  -------------  ------------  ------------
  Total deposits   742,431,939   534,766,705   207,665,234         39%
FHLB advances       30,000,000             0    30,000,000        100%
Junior
 subordinated debt
 securities         28,868,000    20,620,000     8,248,000         40%
Other liabilities    9,507,797     8,538,286       969,511         11%
                  -------------  ------------  ------------
  Total
   liabilities     810,807,736   563,924,991   246,882,745         44%

 Stockholders'
  equity            58,180,310    42,902,538    15,277,772         36%
                  -------------  ------------  ------------
                  $868,988,046  $606,827,529  $262,160,517         43%
                  =============  ============  ============


                      3 Mos.       3 Mos.       12 Mos.     12 Mos.
                      Ended        Ended         Ended       Ended
                   Dec 31, 2005 Dec 31, 2004 Dec 31, 2005 Dec 31, 2004
                   ------------ ------------ ------------ ------------
 Interest income   $17,908,753  $10,224,227  $58,125,260  $33,614,887
 Interest expense    4,975,226    2,045,494   14,583,784    6,414,543
                   ------------ ------------  ----------- ------------
 Net interest
  income            12,933,527    8,178,733   43,541,476   27,200,344
 Provision for loan
  losses               908,100    1,436,300    2,897,000    3,821,300
 Other income        4,974,688    7,955,677   23,822,163   28,698,614
 Other expense      10,660,150    9,446,232   40,627,302   33,964,229
                   ------------ ------------ ------------ ------------
 Earnings before
  income taxes       6,339,965    5,251,878   23,839,337   18,113,429
 Income taxes        2,616,583    2,267,393    9,886,072    7,535,806
                   ------------ ------------ ------------ ------------
  Net earnings     $ 3,723,382  $ 2,984,485  $13,953,265  $10,577,623
                   ============ ============ ============ ============

 Actual common
  shares
  outstanding at
  end of period      8,897,697    8,752,603    8,897,697    8,752,603
 Average common
  shares
  outstanding        8,894,814    8,714,943    8,845,736    8,503,179
 Average common
  shares &
  equivalents
  outstanding        9,650,105    9,475,367    9,587,559    9,363,868
 Basic earnings per
  share                   0.42         0.34         1.58         1.24
 Diluted earnings
  per share               0.39         0.31         1.46         1.13
 Return on average
  assets
  (annualized)            1.79%        1.94%        1.91%        2.00%
 Return on average
  equity
  (annualized)           26.44%       28.74%       27.71%       28.94%
 Efficiency ratio        59.53%       58.55%       60.31%       60.76%


                                            12/31/2005     12/31/2004
                                       ---------------- --------------
 Tier 1 leverage capital ratio                    9.28%          9.20%
 Tier 1 risk-based capital ratio                  8.93%          9.68%
 Total risk-based capital ratio                  11.02%         11.81%
 Allowance for loan losses as a % of
  total loans                                     1.20%          1.20%
 Gross nonperforming assets as a % of
  total assets                                    1.16%          1.99%
 Net nonperforming assets as a % of
  total assets                                    0.34%          0.62%
 Net charge-offs (annualized) as a % of
  total loans                                     0.03%          0.20%
 Loan to deposit ratio                          101.46%         99.15%
 Book value per share                             6.54           4.90


 PAST DUE AND NON-ACCRUAL LOANS       Gross     Government     Net
                                      Balance     Guaranty    Balance
 ---------------------------------- ----------------------- ----------
 December 31, 2005
 ----------------------------------
 30-89 days past due                   933,294    (732,923)   200,371
                                    =========== =========== ==========
 90+ days past due and accruing              0           0          0
 Non-accrual                         7,950,601  (6,513,752) 1,436,849
 Other real estate owned (REO)       2,111,250    (604,004) 1,507,246
                                    ----------- ----------- ----------
  Total nonperforming assets        10,061,851  (7,117,756) 2,944,095
                                    =========== =========== ==========

 December 31, 2004
 ----------------------------------
 30-89 days past due                    11,203           0     11,203
                                    =========== =========== ==========
 90+ days past due and accruing              0           0          0
 Non-accrual                        11,799,346  (8,140,267) 3,659,079
 Other real estate owned (REO)         302,698    (227,023)    75,675
                                    ----------- ----------- ----------
  Total nonperforming assets        12,102,044  (8,367,290) 3,734,754
                                    =========== =========== ==========


 NET LOAN CHARGE-OFFS           3 Mos.   3 Mos.   12 Mos.    12 Mos.
                                  Ended    Ended    Ended      Ended
                                Dec 31,  Dec 31,  Dec 31,    Dec 31,
                                  2005     2004      2005      2004
 ------------------------------ -------- -------- --------- ----------
 Charge-offs                    109,618  446,961   540,152  1,096,698
 Recoveries                        (475) (21,458) (319,773)   (30,098)
                                -------- -------- --------- ----------
  Net Charge-offs (Recoveries)  109,143  425,503   220,379  1,066,600
                                ======== ======== ========= ==========



    CONTACT: Temecula Valley Bancorp Inc.
             Terry Tarrant, 951-506-1060
             ttarrant@temvalbank.com